Exhibit 99.1

                DeVry Inc. Appoints New Chief Financial Officer;
                  Richard M. Gunst Appointed CFO and Treasurer

     OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--July 24, 2006--DeVry Inc. (NYSE:DV), an international higher-education company, announced today that Richard M. Gunst, 50, has been appointed as the company's new chief financial officer and treasurer, succeeding Norman M. Levine, 63.
     Gunst is an experienced executive, having served as the chief financial officer of the Quaker Foods and Beverages division of PepsiCo following the Quaker Oats Company merger with PepsiCo, Inc. With a Bachelor of Science in economics and business management from Tulane University and a Master of Business Administration in finance from the University of Chicago, Gunst spent the bulk of his career to date with PepsiCo and Quaker Oats Company, but also held senior management positions with Amoco, ConAgra Foods and, most recently, with Sagus International in Chicago.
     Levine is stepping down from his roles as chief financial officer and treasurer of DeVry Inc., effective July 24, 2006, but will remain with the company as senior vice president reporting to Chief Executive Officer Ronald L. Taylor.
     Levine will assist in the transition of duties and will undertake certain operating and financial projects. "It has been a privilege to work at DeVry for the past 24 years, and I am proud of the highly capable finance team we have created," said Levine. "This change is part of my long-term personal plan, and I am excited about the opportunity to turn over financial leadership at this time and focus on projects that can help the company achieve its growth objectives."
     "As part of an organized succession plan executed over the last few years, we have appointed Rick to continue the strong financial leadership position that Norm established at DeVry," Taylor continued. "We are pleased to have Rick fill this important role, as he brings with him a strong financial background as well as demonstrated ability to manage complex financial organizations. We believe the depth and breadth of his experiences have prepared him well for his new responsibilities."
     Taylor added, "On behalf of his colleagues and the board of directors, I would like to thank Norm for his many contributions in establishing DeVry as a leader in higher education," said Taylor. "Norm has been one of my closest partners at DeVry, and has earned the reputation as one of the finest CFOs in the education industry. We will continue to benefit from Norm's contributions during and after the transition."

     DeVry Inc. (NYSE:DV) is the holding company for DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degree programs. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com/

     Certain statements contained in this release, including those that affect DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2005 filed with the SEC September 13, 2005, especially in the section entitled "Forward Looking Statements" at the beginning of Part I and in the subsections of "Item 1 - Business" entitled "Competition," "Student Recruiting," "Accreditation and Approvals," "Tuition and Fees," "Financial Aid and Financing Student Education," and "Career Services," and "Faculty."


     CONTACT: DeVry Inc.
              Joan Bates (Investors), 630-574-1949
              jbates@devry.com
              or
              Dresner Corporate Services
              Sarah Komuniecki (Media), 312-780-7208
              skomuniecki@dresnerco.com